UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 23, 2024
GLOBAL CLEAN ENERGY HOLDINGS, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware
(State of Incorporation)

000-12627	87-0407858
(Commission File Number)	(I.R.S. Employer Identification No.)

2790 Skypark Drive, Suite 105, Torrance, California	90505
(Address of Principal Executive Offices)	(Zip Code)

(310) 641-4234
(Registrant’s Telephone Number, Including Area Code)
Check the appropriate box below if the Form 8‑K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐	Soliciting material pursuant to Rule 14a‑12 under the Exchange Act (17 CFR 240.14a‑12).

☐	Pre-commencement communications pursuant to Rule 14d‑2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).
Securities registered pursuant to Section 12(b) of the Act

Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered
None	N/A	N/A
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Retirement of Chief Executive Officer

On February 23, 2024, Richard Palmer retired from his position as Chief Executive Officer of Global Clean Energy Holdings, Inc. (“we,” “us,” “our” and the “Company”). Following his retirement, Mr. Palmer will continue to serve as a member of the Company’s Board of Directors (the “Board”).

In connection with Mr. Palmer’s retirement, on February 23, 2024, the Company and Mr. Palmer entered into a separation agreement and general release (the “Separation Agreement”). Mr. Palmer has the right to revoke the Separation Agreement within seven days after executing it. After this revocation period, the Separation Agreement will be fully effective and enforceable. Pursuant to the terms of the Separation Agreement, the Company agreed to pay Mr. Palmer severance in the form of salary continuation, based on an annual salary of $350,000, over the next 14 months in accordance with the Company’s standard payroll practices. Mr. Palmer is also entitled to receive accrued but unpaid salary and bonuses in the amount of $1,049,430, which will be payable concurrently upon any payout under the Company’s previously announced BKRF Short Term Incentive Program for the fiscal year ended December 31, 2023 (the “2023 Plan Payment Date”); provided that the Company may also elect, in its discretion, to pay such amount in equal installments over a period of up 12 months following the 2023 Plan Payment Date (in which case such amount will accrue interest at the prime rate (as quoted by the Wall Street Journal) until paid in full). The Company also agreed to make a one-time cash payment to Mr. Palmer of $750,000, which will be payable within 30 days after the date on which the Company has repaid all amounts under its existing senior credit facilities in full, and all outstanding shares of the Company’s Series C Preferred Stock have been redeemed in full. Finally, Mr. Palmer will be entitled to receive his 2022 Executive Bonus Award of $175,000, and reimbursement for medical, dental and vision premiums (up to $1,871 per month) until October 15, 2025. Under the Separation Agreement, Mr. Palmer provided a general release of claims in favor of the Company and its affiliates, subject to customary exceptions.

The foregoing description of the Separation Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Separation Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated into this Item 5.02 by reference.

Appointment of Interim Chief Executive Officer

Effective February 23, 2024, the Board appointed Noah Verleun to serve as the Company’s interim Chief Executive Officer following the retirement of Mr. Palmer. Mr. Verleun, age 40, has served as the Company’s President since April 27, 2022. He previously served as the Company’s Executive Vice President of Development & Regulatory Affairs since May 2020. Mr. Verleun has held numerous key roles at the Company and its related entities since 2010. Prior to joining the Company, Mr. Verleun worked for JP Morgan PWM, Rockefeller University in its office of investments and OC&C Strategy Consultants in London. He received a Bachelor of Science degree in Economics and a Master of Public Policy degree from the University of Southern California.

Mr. Verleun will continue to be compensated pursuant to his existing employment agreement with the Company, which provides for an annual base salary of $450,000 per year and permits Mr. Verleun to participate in the Company’s incentive plans in effect from time to time.

There are no arrangements or understandings between Mr. Verleun and any other persons pursuant to which Mr. Verleun was selected to act as interim Chief Executive Officer of the Company. Mr. Verleun does not have any family relationships subject to disclosure under Item 401(d) of Regulation S-K or any direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Item 8.01. Other Events

Organizational Update

On February 29, 2024, the Company issued a press release announcing Mr. Palmer’s retirement and the appointment of Mr. Verleun as the Company’s interim Chief Executive Officer. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated into this Item 8.01 by reference.

Operational Update

As previously disclosed, the Company has undertaken certain steps to accelerate completion of the conversion of its Renewable Fuels Facility in Bakersfield, California (the “Project”). The Company’s indirect wholly owned subsidiary Bakersfield Renewable Fuels, LLC (“BKRF”) began transitioning various facility systems from construction mode to pre-commissioning and commissioning mode in the fourth quarter of 2023, and as of February 29, 2024, nearly all systems have been transitioned and are expected to be completed by the end of the first quarter. BKRF expects pre-commissioning, commissioning and other start-up activities to continue, along with the commencement of commercial operations during the second quarter of 2024. While this schedule is based upon information available to the Company and current work effort, there can be no assurance that the transition to commissioning mode will be completed, or that Project will commence commercial operations during these time periods.
Item 9.01     Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Description of Exhibit
10.1	Separation Agreement and General Release, dated February 23, 2024, by and between Global Clean Energy Holdings, Inc. and Richard Palmer
99.1	Press Release of Global Clean Energy Holdings, Inc., dated February 29, 2024
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

February 29, 2024	By:	/s/ Wade Adkins
Wade Adkins
Chief Financial Officer